Exhibit 99.1

Investors:
Kelsey Doherty McAfee, Inc. (917) 842-0334 kelsey_doherty@mcafee.com

Media:
Ian Bain Red Consultancy for McAfee, Inc. (415) 618-8806 ian_bain@redconsultancy.com
MCAFEE, INC. ANNOUNCES CFO ERIC BROWN’S RESIGNATION
Senior Vice President of Finance, Keith Krzeminski, Named Chief Accounting Officer
SANTA CLARA, Calif. — March 27, 2008 — McAfee, Inc. (NYSE: MFE) today announced the resignation of chief financial officer and chief operating officer Eric Brown, who is leaving McAfee to become chief financial officer at Electronic Arts. The company has begun a chief financial officer search and intends to complete the search in the near future. The search will include both internal and external candidates.
     Keith Krzeminski, McAfee’s current senior vice president of finance, has been appointed chief accounting officer. He will be reporting directly to Dave DeWalt, McAfee’s chief executive officer and president, until a new chief financial officer is named. Krzeminski’s experience includes financial officer roles in technology and non-technology companies, including Electronic Data Systems Corporation (EDS) where he served as chief financial officer for EDS’ software business, UGS PLM Solutions, and as EDS’ chief accounting officer.
     “Over the past several years McAfee has developed a world class financial and operating infrastructure,” stated Dave DeWalt. “I am personally grateful for the expertise and leadership Eric has provided and wish him every success.”
     “We remain confident and enthusiastic about the security market and McAfee’s momentum in the space, and we look forward to reporting our first quarter results on April 24, as previously announced,” continued DeWalt.

About McAfee, Inc.
McAfee, Inc., headquartered in Santa Clara, California, is the world’s largest dedicated security technology company. It delivers proactive and proven solutions and services that secure systems and networks around the world, allowing users to browse and shop the Web securely. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector and service providers by enabling them to comply with regulations, protect data, prevent disruptions, identify vulnerabilities and continuously monitor and improve their security. http://www.mcafee.com.
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McAfee is a registered trademark of McAfee, Inc., and/or its affiliates in the US and/or other countries. McAfee Red in connection with security is distinctive of McAfee brand products. Any other non-McAfee related products, registered and/or unregistered trademarks contained herein is only by reference and are the sole property of their respective owners. © 2008 McAfee, Inc. All rights reserved.